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                                                                    EXHIBIT 99.1

PRESS RELEASE                                      FOR IMMEDIATE RELEASE
                                                   Contact: Terry J. Howard, CEO
                                                   Telephone:  (217) 465-6381


                      FIRST BANCTRUST CORPORATION ANNOUNCES
                       ADDITIONAL SHARE REPURCHASE PROGRAM


Paris, Illinois -- (August 14, 2003) First BancTrust Corporation (the "Company") (NASDAQ/SCM: FBTC), announced that its Board of Directors has approved the continuation of its stock repurchase program by authorizing the repurchase of an additional 5% of the Company's outstanding common stock, which is approximately 62,272 shares. This program succeeds a stock repurchase program, authorized in March 2003, and will be effective immediately upon completion of the current program. Since March, the Company has repurchased approximately 14,437 of the 46,500 shares approved for repurchase. The new authorization will allow the repurchase of approximately 94,335 additional shares of common stock.

Purchases may be made, from time-to-time, in the open market based upon market conditions. The repurchase program may be suspended at any time without prior notice.

Company President, Terry Howard, said: "The Board of Directors has demonstrated their commitment to increasing shareholder value by authorizing our fifth repurchase program. We have already repurchased 243,365 shares under the first four programs. Completion of the fourth and fifth repurchase programs will result in the repurchase of 337,700 shares of the original 1,520,875 shares of common stock originally issued on April 18, 2001."

First BancTrust Corporation is the holding company for First Bank & Trust, S. B., an Illinois chartered, FDIC-insured savings bank. First Bank & Trust conducts business out of its main office and its operations office, both in Paris, Illinois, and one branch office in Marshall, Illinois.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission describe

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some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in competition, fiscal and monetary policies and legislation and regulatory changes.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.